Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invesco Ltd. 2012 Employee Stock Purchase Plan of our reports dated February 24, 2012, with respect to the consolidated financial statements of Invesco Ltd. and the effectiveness of internal control over financial reporting of Invesco Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 18, 2012